Independent Auditors' Consent



The Board of Directors
Elcom International, Inc.



We consent to the incorporation by reference in the registration statement (No. 333-94743) on Form S-3 and the registration statements (Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795, 333- 54852 and 333-61316) on Form
S-8 of Elcom International, Inc. of our reports dated March 29, 2002 relating to the consolidated balance sheets of Elcom International, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which reports appear in the December 31, 2001 annual report on Form 10-K of Elcom International, Inc.

Our report dated March 29, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and all related schedules do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for the impairment or disposal of long-lived assets.



/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
March 29, 2002